[CINCINNATI BELL]
NINTH AMENDMENT TO
AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
THIS NINTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of May 27, 2016, is entered into by and among CINCINNATI BELL FUNDING LLC (the “Seller”), CINCINNATI BELL INC., as Servicer (the “Servicer”), and as Performance Guarantor (the “Performance Guarantor”), the Purchasers and Purchaser Agents parties hereto, PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrator for each Purchaser Group (the “Administrator”) and PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.
RECITALS
1.The parties hereto (other than PNC Capital Markets LLC) are parties to the Amended and Restated Receivables Purchase Agreement, dated as of June 6, 2011 (as amended, amended and restated, supplemented or otherwise modified through the date hereof, the “Agreement”) and desire to amend the Agreement as hereinafter set forth.

2.PNC Capital Markets LLC desires to join the Agreement as “Structuring Agent” thereunder

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Certain Defined Terms. Capitalized terms that are used but not defined herein shall have the meanings set forth in the Agreement.

SECTION 2.Amendments to the Agreement. The Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.

SECTION 3.Joinder. From and after the date hereof, PNC Capital Markets LLC shall be a party to the Agreement as a “Structuring Agent” for all purposes thereof. Each of the parties hereto hereby consent to the joinder of PNC Capital Markets LLC as a “Structuring Agent” and any otherwise applicable conditions precedent thereto under the Agreement and the other Transaction Documents (other than as set forth herein) are hereby waived.

SECTION 4.Reaffirmation by Performance Guarantor. The Performance Guarantor hereby (i) consents (to the extent required under the Performance Guaranty or any applicable law) to and acknowledges and agrees with the amendments contemplated by this Amendment and any and all other amendments, modifications or waivers to or in the Transaction Documents amended on or before the date hereof, including any and all provisions thereof that may increase the obligations of any Originator, Servicer, Sub-Servicer or Seller and (ii) ratifies and reaffirms all of its payment and performance obligations under the Performance Guaranty.

SECTION 5.Representations and Warranties. Each of the Seller, the Servicer and the Performance Guarantor hereby represents and warrants to the Administrator, each Purchaser and each Purchaser Agent as follows:
(a)Representations and Warranties. The representations and warranties made by it in the Transaction Documents are true and correct as of the date hereof and after giving effect to this Amendment (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b)Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement, as amended hereby, are within its organizational powers and have been duly authorized by all necessary organizational action on its part. This Amendment and the Agreement, as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with its terms.

(c)No Default. After giving effect to this Amendment, no Termination Event, Unmatured Termination Event or Servicer Default exists or shall exist.

SECTION 6.Effect of Amendment. All provisions of the Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Agreement other than as set forth herein.

SECTION 7.Effectiveness. This Amendment shall become effective as of the date hereof upon the Administrator’s receipt of:

(a)duly executed counterparts of this Amendment from each of the parties hereto;

(b)duly executed counterparts of that certain Seventh Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”), by and among the Seller, the Servicer, the Administrator and the Purchaser Agents party thereto; and

(c)evidence of payment of each of the “Amendment Fee” and the “Structuring Fee” (under and as each is defined in the Fee Letter) in immediately available funds.

SECTION 8.Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery by facsimile or email of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.

SECTION 9.Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 10.Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Agreement.

SECTION 11.Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.
(Signature pages follow)

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
CINCINNATI BELL FUNDING LLC,
as Seller

By: /s/ Christopher C. Elma
Name:    Christopher C. Elma
Title:    Vice President and Treasurer

CINCINNATI BELL INC.,
as Servicer and as Performance Guarantor

By: /s/ Christopher C. Elma
Name:    Christopher C. Elma
Title:    Vice President and Treasurer

PNC BANK, NATIONAL ASSOCIATION,
as Administrator

By: /s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser Agent and as a Related Committed Purchaser

By: /s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as the LC Bank and as an LC Participant

By: /s/ Michael Brown
Name: Michael Brown
Title: Senior Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By: /s/ Michael Brown
Name: Michael Brown
Title: Managing Director

REGIONS BANK,
as a Purchaser Agent, as an LC Participant
and as a Related Committed Purchaser

By: /s/ Kathy Myers
Name: Kathy Myers
Title: Vice President

EXHIBIT A

Changed Pages to

Amended and Restated Receivables Purchase Agreement

(Attached)

Exhibit A

CONFORMED COPY includes
First Amendment dated August 1, 2011
Letter Agreement dated December 31, 2011
Second Amendment dated June 4, 2012
Third Amendment dated October 1, 2012 Fourth Amendment dated June 3, 2013
Fifth Amendment dated September 13, 2013 Sixth Amendment dated June 2, 2014
Seventh Amendment dated September 30, 2014
Eighth Amendment dated June 1, 2015
Ninth Amendment dated May 27, 2016
AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
dated as of June 6, 2011
among

CINCINNATI BELL FUNDING LLC,
as Seller

CINCINNATI BELL INC.,
as Servicer
THE VARIOUS PURCHASER GROUPS FROM TIME TO TIME PARTY HERETO,
~~and~~

PNC BANK, NATIONAL ASSOCIATION,
as Administrator and LC Bank
and

PNC CAPITAL MARKETS LLC,
as Structuring Agent

(ii)on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii)the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Capital, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the next Settlement Date (or such other date as agreed to by the Administrator) with respect to any Portions of Capital maintained by such Purchaser immediately following the related current Yield Period, and the Aggregate Capital (together with the Capital of any related Purchaser) shall be deemed reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;
provided, that the amount of any such reduction shall be not less than $200,000 (to be applied pro rata in accordance with the Aggregate Capital outstanding) and the entire Aggregate Capital after giving effect to such reduction shall be not less than $20,000,000.
Section 1.5    Fees. The Seller shall pay to each Purchaser Agent for the benefit of the Purchasers and Liquidity Providers in the related Purchaser Group in accordance with the provisions set forth in Section 1.4(d) and the Structuring Agent certain fees in the amounts and on the dates set forth in one or more fee letter agreements, dated the Closing Date (or dated the date any such Purchaser and member of its related Purchaser Group become a party hereto pursuant to an Assumption Agreement, a Transfer Supplement or otherwise), between the Seller and the applicable Purchaser Agent, respectively, (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, each, a “Purchaser Group Fee Letter” and each of the Purchaser Group Fee Letters may be referred to collectively as, the “Fee Letters”).
Section 1.6    Payments and Computations, Etc.
(a)All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 2:00 p.m. (New York City Time) on the day when due in same day funds to the account for each Purchaser maintained by the applicable Purchaser Agent (or such other account as may be designated from time to time by such Purchaser Agent to the Seller and the Servicer). All amounts received after 2:00 p.m. (New York City Time) will be deemed to have been received on the next Business Day.

(b)The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 3.0% per annum above the Base Rate, payable on demand.

(c)All computations of interest under paragraph (b) and all computations of Discount, Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be
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Administrator, any Purchaser Agent or any Purchaser pursuant to the applicable Purchaser Group Fee Letter, (D) change the amount of Capital of any Purchaser, any Purchaser’s pro rata share of the Purchased Interest or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchaser Agents” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Dilution Reserve,” “Dilution Reserve Percentage,” “Eligible Receivable,” “Loss Reserve,” “Loss Reserve Percentage,” “Net Receivables Pool Balance,” or “Termination Event”, (H) release all or any material part of the Pool Assets from the security interest granted by the Seller to the Administrator hereunder or under any other Transaction Document or (I) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (H) above in a manner that would circumvent the intention of the restrictions set forth in such clauses. No failure on the part of the Purchasers, the Purchaser Agents or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. ~~The Administrator hereby agrees to provide executed copies of any material amendment to any provision of this Agreement to the Rating Agencies~~ Notwithstanding the foregoing, the consent of the Structuring Agent shall not be required for any amendment or waiver unless such amendment or waiver materially and adversely affects the interests of the Structuring Agent or materially increases its obligations under this Agreement.
Section 6.2    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or e-mail communication) and shall be personally delivered or sent by facsimile, by e-mail or by overnight mail, to the intended party at the mailing address, e-mail address or facsimile number of such party set forth under its name on the signature pages hereof (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or e-mail, when sent, receipt confirmed by telephone or electronic means.
Section 6.3    Successors and Assigns; Participations; Assignments.
(a)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, (i) neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Administrator, the LC Bank and the Purchaser Agents and (ii) the Administrator shall not assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Seller (such consent not to be unreasonably withheld or delayed); provided that the Seller’s consent shall not be required if a Termination Event or Servicer Default has occurred and is continuing.

(b)Participations. Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation

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Administrator and the Purchasers, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
Section 6.17    Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 1.5. Each party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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“Commitment Percentage” means, for each Related Committed Purchaser or Related LC Participant in a Purchaser Group, the Commitment of such Related Committed Purchaser or Related LC Participant, as the case may be, divided by the total of all Commitments of all Related Committed Purchasers or Related LC Participants, as the case may be, in such Purchaser Group.

“Company Note” has the meaning set forth in Section 3.1 of the Sale Agreement.
“Concentration Percentage” means~~, at any time for any Obligor, the applicable Concentration Percentage set forth below:~~ (a) except as provided in clause (b) below, (i) for any Group A Obligor, 12.00%, (ii) for any Group B Obligor, 10.00%, (iii) for any Group C Obligor, 8.00% and (iv) for any Group D Obligor, 4.00% and (b) for each of the Obligors listed in the chart below (each a “Special Obligor”), the percentage specified in the chart below for such Special Obligor (the applicable “Special Concentration Percentage”). In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Percentage shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

Special Obligor	Special Concentration Percentage
The General Electric Companies, so long as each of the following conditions are met:

(a)    if Standard ~~and~~& Poor’s is then providing a short-term unsecured debt rating for General Electric Company, General Electric Company has a short-term unsecured debt rating of “A‑1+” from Standard ~~and~~& Poor’s;

(b)     if Moody’s is then providing a short-term unsecured debt rating for General Electric Company, General Electric Company has a short-term unsecured debt rating of “P‑1” from Moody’s;

(c)     General Electric Company has either:

(i)    a long-term unsecured debt rating of at least “AA” by Standard ~~and~~& Poor’s; or

(ii)    a long-term unsecured debt rating of at least “Aa2” by Moody’s;

(d)     no more than 15% of Receivables, the Obligor of which is one of the General Electric Companies, remain unpaid 121 days or more from the original invoice date of such Receivables; and

(e)     the Administrator has not provided five (5)

30.00%

Business Days’ notice to the Seller or Servicer that the applicable Concentration Percentage shall be 25% notwithstanding satisfaction of clauses (a) through (d) above
The General Electric Companies, so long as General Electric Company has both: (a) a short-term unsecured debt rating of “A-1+” by Standard ~~and~~& Poor’s or, if General Electric Company does not have a short-term unsecured debt rating from Standard ~~and~~& Poor’s, a long-term unsecured debt rating of at least “AA” by Standard ~~and~~& Poor’s; and (b) a short-term unsecured debt rating of “P-1” by Moody’s or, if General Electric Company does not have a short-term unsecured debt rating from Moody’s, a long-term unsecured debt rating of at least “Aa2” by Moody’s	25.00%
The General Electric Companies, so long as General Electric Company has both: (a) a short-term unsecured debt rating of at least “A-1” by Standard ~~and~~& Poor’s or, if General Electric Company does not have a short-term unsecured debt rating from Standard ~~and~~& Poor’s, a long-term unsecured debt rating of at least “A” by Standard ~~and~~& Poor’s; and (b) a short-term unsecured debt rating of “P-1” by Moody’s or, if General Electric Company does not have a short-term unsecured debt rating from Moody’s, a long-term unsecured debt rating of at least “A2” by Moody’s	15.00%
The General Electric Companies, so long as General Electric Company has both: (a) a short-term unsecured debt rating of at least “A-2” by Standard ~~and~~& Poor’s or, if General Electric Company does not have a short-term unsecured debt rating from Standard ~~and~~& Poor’s, a long-term unsecured debt rating of at least “BBB+” by Standard ~~and~~& Poor’s; and (b) a short-term unsecured debt rating of at least “P-2” by Moody’s or, if General Electric Company	10.00%

does not have a short-term unsecured debt rating from Moody’s, a long-term unsecured debt rating of at least “Baa1” by Moody’s
~~Each of the three largest Obligors (including the General Electric Companies if they do not fall within one of the other categories above) based on the Outstanding Balance of Eligible Receivables~~	~~4.00%~~
~~Any other Obligor (including the General Electric Companies if they do not fall within one of the other categories above)~~	~~2.00%~~
“Conduit Purchaser” means each commercial paper conduit that is a party to this Agreement, as a Purchaser, or that becomes a party to this Agreement, as a purchaser pursuant to an Assumption Agreement or Transfer Supplement.
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Covered Entity” shall mean (a) each of Seller, Servicer, each Originator and each of CB’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“CP Rate” means, for any Conduit Purchaser and for any Yield Period for any Portion of Capital with respect to such Conduit Purchaser (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Purchaser Agent to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Yield Period, the applicable Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or

Year =	if such Portion of Capital is funded based upon: (i) the Euro-Rate or LMIR, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and
YPF    =    the Yield Protection Fee, if any, for the Portion of Capital for such
Yield Period with respect to such Purchaser;
provided, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Drawing Date” has the meaning set forth in Section 1.14(b) of the Agreement.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a)the Obligor of which (i) has a billing address in the United States, (ii) is not subject to any action of the type described in paragraph (f) of Exhibit V to this Agreement, (iii) is not an Affiliate (other than an officer, director or other natural Person) of CB or any Affiliate (other than an officer, director or other natural Person) of CB, (iv) is not a Sanctioned Person or not a resident of a Sanctioned Country and (v) is not a federal governmental entity; provided that Pool Receivables the Obligor of which is a federal governmental entity, to the extent such Pool Receivables meet each of the other criteria set forth in this definition, shall be considered to be an Eligible Receivable to the extent the aggregate Outstanding Balance of Pool Receivables the Obligors of which are federal governmental entities does not exceed $250,000,

(b)that is denominated and payable only in U.S. dollars in the United States, and (except in the case of a Pool Receivable generated in connection with any Payment-on-Delivery Transaction) the Obligor with respect to which has been instructed in writing by the Servicer, the Seller, the applicable Originator or the applicable Sub-Servicer, if any, in accordance with Sections 1(f) and 2(f) of Exhibit IV to remit Collections in respect thereof to a Lock-Box Account in the United States of America (provided that such Obligor may make an On-Site Payment notwithstanding such instruction),

(c)that does not have a stated maturity which is more than 60 days after the original invoice date of such Receivable (or, in the case of Pool Receivables the Obligor of which is SYNCHRONY FINANCIAL, 90 days after the original invoice date of such Receivable); provided, that in the case of Pool Receivables the Obligor of which is one of the General Electric Companies, an Eligible Receivable means a Pool Receivable that does not have a stated maturity which is more than 120 days after the original invoice date of such Receivable, so long as (i) General Electric Company maintains ~~a long~~ both: (x) a short-term unsecured debt rating of at least “A-1” by Standard & Poor’s or, if General Electric Company does not have a short-term unsecured debt rating from Standard & Poor’s, a long-term unsecured debt rating of at least “A” by Standard & Poor’s and (y) a short-term unsecured debt rating of “P-1” by Moody’s or, if General Electric Company does not have a short-term unsecured debt rating from Moody’s, a long-term unsecured debt rating of at least “A2” by Moody’s and (ii) such Pool Receivable meets each of the other criteria set forth in this definition,

(d)that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator’s business,

(e)that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law,

(f)that conforms in all material respects with all applicable laws, rulings and regulations in effect,

(g)that is not the subject of any asserted dispute, offset, hold back, defense, Adverse Claim (other than Permitted Adverse Claims) or other claim, but any such Pool Receivable shall be ineligible only to the extent of such dispute, offset, hold back, defense, Adverse Claim (other than Permitted Adverse Claims) or other claim,

(h)that satisfies in all material respects all applicable requirements of the applicable Credit and Collection Policy,

(i)that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of this Agreement,

(j)in which the Seller owns good and marketable title, free and clear of any Adverse Claims other than Permitted Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),

(k)for which the Administrator (for the benefit of each Purchaser) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim other than Permitted Adverse Claims,

(l)that constitutes an “account”, “general intangible” or “tangible chattel paper”, each as defined in the UCC,

(m)that is not a Defaulted Receivable or a Delinquent Receivable,

(n)for which none of the Originator thereof, the Seller and the Servicer has established any offset arrangements with the related Obligor,

(o)for which Defaulted Receivables of the related Obligor do not exceed 50% of the Outstanding Balance of all such Obligor’s Receivables,

(p)that represents amounts that are either (i) earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or (ii) so long as (A) CBT’s senior unsecured debt rating is “B” or better from ~~S&P~~Standard & Poor’s and “B2” or better from Moody’s and (B) the Federal Communications Commission has not released a CBT Public Notice, a receivable billed to the Obligor for a service to be provided during the immediate subsequent billing period,

(q)(i) that is not a Specified Receivable and (ii) either (A) the invoice with respect thereto has been sent to the Obligor thereof or (B) that is an Eligible Unbilled Receivable, and

(r)that is not a CBTS Lease Receivable for which an invoice or bill with respect thereto has not been sent to the Obligor thereof by the Servicer or the related Originator.
“Eligible Unbilled Receivable” means, at any time, any Receivables as to which (a) the invoice or bill with respect thereto has not yet been sent to the Obligor thereof and (b) the Originator with respect thereto has accrued the related revenue on its financial statements under GAAP.
“Equipment Lease Receivable” means a Receivable that arises in connection with the provision by CBTS of goods or services to an Obligor which provision of goods or services includes equipment or software leased by CBTS from a third party equipment lessor until such time as the Equipment Lessor’s Lien no longer attaches to the Receivables and Related Rights.
“Equipment Lessor’s Lien” means a Lien in favor of a third party equipment lessor under a lease agreement covering equipment or software leased by CBTS in connection with the provision of goods or services to an Obligor which provision of goods and services includes such equipment or software.
“Equity Investments” has the meaning set forth in Section 3(a) of Exhibit IV of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or CB, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or CB, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).
“Euro-Rate” means with respect to any Yield Period, the greater of (a) 0.00% and (b) the interest rate per annum determined by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate per annum for deposits in U.S. Dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite

(iii)the amount by which the aggregate Outstanding Balance of all Eligible Unbilled Receivables then in the Receivables Pool exceeds 25% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(iv)the amount by which the aggregate Outstanding Balance of Eligible Receivables ~~of the five largest Obligors then in the Receivables Pool (based on the Outstanding Balance of Eligible Receivables and excluding~~(other than Receivables the Obligor of which is one of the General Electric Companies ~~if the General Electric Companies have a Concentration Percentage equal to or greater than 10.00% on such date), in the aggregate, exceeds an amount equal to 12.00~~) that have a stated maturity which is more than 60 days after the original invoice date of such Receivable then in the Receivables Pool exceeds 8% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exiting Purchaser” has the meaning set forth in Section 1.21 of this Agreement.
“Facility Termination Date” means, with respect to any Purchaser, the earliest to occur of: (a) May ~~30, 2018,~~27, 2019, (b) the date determined pursuant to Section 2.2 of this Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(c) of this Agreement, (d) the date which is 30 days after the date on which the Administrator and each Purchaser Agent has received written notice from the Seller of its election to terminate the Purchase Facility and (e) the Purchaser Termination Date.
“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City Time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning set forth in Section 1.5 of this Agreement.
“Fees” means the fees payable by the Seller to each member of each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.
“Fifth Amendment Effective Date” means the date on which that certain Fifth Amendment to this Agreement, dated as of September 13, 2013, becomes effective in accordance with its terms.

“Foreign Purchaser” has the meaning set forth in Section 1.10(c) of this Agreement.
“Fourth Amendment Effective Date” means the date on which that certain Fourth Amendment to this Agreement, dated as of June 3, 2013, becomes effective in accordance with its terms.
“Funded Purchase” shall mean (a) a Purchase that (i) is made pursuant to Section 1.2(b) or (ii) deemed to have been requested by Seller pursuant to Section 1.1(b), the proceeds of which are used to reimburse the LC Bank on behalf of Seller for a drawing under a Letter of Credit by the Seller and (b) a Participation Advance made by an LC Participant pursuant to Section 1.14(c).
“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.
“General Electric Companies” means, collectively, General Electric Company and its subsidiaries.
“General Electric Company” means General Electric Company, a New York Corporation.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Governmental Entity” means a federal agency, branch, or other governmental entity or authority of the United States or a state agency, branch, or governmental entity or authority of any state in the United States.
“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Al” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by only one of such rating agencies, then such Obligor will be a “Group A Obligor” if it (or its parent or majority owner, as applicable) satisfies either clause (a) or (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Minimum Loss Reserve Percentage” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C

Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group A Receivable” shall mean a Receivable, (a) the Obligor of which is not one of the General Electric Companies and (b) is not a Group B Receivable.
“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor, with a short-term rating of at least: (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” to “A” by Standard & Poor’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baal” to “A2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by only one of such rating agencies, then such Obligor will be a “Group B Obligor” if it (or its parent or majority owner, as applicable) satisfies either clause (a) or (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Minimum Loss Reserve Percentage” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group B Receivable” shall mean shall mean a Receivable, (a) the Obligor of which is not one of the General Electric Companies and (b) is aged on the “Great Plains” billing system (or such other billing system approved in writing from time to time by the Administrator).
“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on such Obligor’s, its parent’s or it’s majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities; provided, that if an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it (or its parent or majority owner, as applicable) satisfies either clause (a) or (b) above. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Minimum Loss Reserve Percentage” and clause (i) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A

Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.
“Group Capital” means with respect to any Purchaser Group, an amount equal to the aggregate of all Capital of the Purchasers within such Purchaser Group.
“Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Purchaser within such Purchaser Group.
“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.
“Indemnified Amounts” has the meaning set forth in Section 3.1 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of this Agreement.

“Indemnified Taxes” has the meaning set forth in Section 1.10 of this Agreement.
“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to this Agreement.
“Information Package” means each report, in substantially the form of Annex A to this Agreement, furnished by or on behalf of the Servicer to the Administrator and each Purchaser Agent pursuant to this Agreement.
“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.
“LC Bank” has the meaning set forth in the preamble to the Agreement.
“LC Collateral Account” means the account designated as the LC Collateral Account established and maintained by the Administrator (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrator.
“LC Participant” means each Person listed as such for each Purchaser Group as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

(a)the assets, operations, business or financial condition of such Person,

(b)the ability of any of such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party,

(c)the validity or enforceability of any of the Transaction Documents, or the validity, enforceability or collectibility of the Pool Receivables, or

(d)the status, perfection, enforceability or priority of the Administrator’s, any Purchaser’s or the Seller’s interest in the Pool Assets.
“Minimum Dilution Reserve Percentage” means, on any day, 5.00%.
“Minimum Loss Reserve Percentage” means, ~~on any day, 12.00%~~.at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors; provided, that for purposes of determining the “Minimum Loss Reserve Percentage” any Obligor that is a Special Obligor that satisfies the definition of “Group A Obligor”, “Group B Obligor”, “Group C Obligor” or “Group D Obligor” shall be deemed to be a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor, as applicable.
“Minimum Reserve” means, on any day, an amount equal to: (a) the sum of the Aggregate Capital plus the Adjusted LC Participation Amount at the close of business of the Servicer on such day multiplied by (b) the sum of (i) (x) the Minimum Loss Reserve Percentage on such day, divided by (y) 100% minus the Minimum Loss Reserve Percentage on such day, plus (ii) (x) the Minimum Dilution Reserve Percentage on such day, divided by (y) 100% minus the Minimum Dilution Reserve Percentage on such day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.
“Non-Receivable Cash Deposit” means funds deposited in a Lock-Box Account representing (a) collections of receivables billed and collected by the Servicer or an Originator on behalf of a third party that do not constitute Collections of Receivables or (b) a cash payment for goods or services purchased at a retail location of an Originator, the purchase of which does not give rise to a Receivable but the cash payment of which is commingled with an On-Site Cash Payment.
“Non-Receivable Cash Deposit Report” means a report, in form and substance satisfactory to the Administrator and each Purchaser Agent, which shall be delivered (a) upon request by the Administrator and (b) in connection with each request made by the Seller or the Servicer to the Administrator to transfer any Non-Receivable Cash Deposits out of a Lock-Box Account of which the Administrator has taken exclusive control.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time; provided, that, at any time General Electric Company satisfies the definition of “Group A Obligor”, its Obligor Percentage shall not exceed 12.00%.
“On-Site Cash Payment” means a payment of a Receivable made in cash by an Obligor at a retail location, payment center or distributor of an Originator.
“On-Site Payment” means a payment of a Receivable made in cash or by check or credit card by an Obligor at a retail location, payment center or distributor of an Originator.
“Originator” means each Person from time to time party to the Sale Agreement as an Originator.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“Participant” has the meaning set forth in Section 6.3(b) of this Agreement.

“Participation Advance” has the meaning set forth in Section 1.14(c) of the Agreement.
“Payment-on-Delivery Transaction” means a payment of a Receivable made by check or money order by an Obligor at a warehouse location or distributor of an Originator upon the delivery to such Obligor of the goods or services giving rise to such Receivable.
“Performance Guaranty” means the Performance Guaranty, dated as of March 23, 2007, by CB, as performance guarantor, in favor of the Administrator for the benefit of the Purchasers and Purchaser Agents, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Permitted Adverse Claim” means (a) liens created or arising in favor of Administrator for the benefit of Purchasers pursuant to the Transaction Documents; (b) any Adverse Claim in respect of any Receivable which will be released on, prior to or upon or contemporaneously with the sale or transfer of such Receivable under the Sale Agreement; (c) any Adverse Claim in favor

“Purchaser” means each Conduit Purchaser, Related Committed Purchaser, LC Participant and the LC Bank, as applicable.
“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.
“Purchaser Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers, related Purchaser Agent and Related LC Participants, (ii) for Regions, Regions, as a Purchaser Agent, a Related Committed Purchaser and an LC Participant and (iii) for PNC, PNC, as a Purchaser Agent, a Related Committed Purchaser and an LC Participant.
“Purchaser Group Fee Letter” has the meaning set forth in Section 1.5 of this Agreement.
“Purchaser Termination Date” means, with respect to any Purchaser, May ~~30, 2016,~~26, 2017, as such date may be extended from time to time with respect to such Purchaser pursuant to Section 1.21.
“Purchasers’ Share” of any amount, at any time, means such amount multiplied by the Purchased Interest at such time.
“Purchasing Related Committed Purchaser” has the meaning set forth in Section 6.3(c) of this Agreement.
“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.
“Rating Agency” means each of Standard & Poor’s and Moody’s.
“Rating Agency Condition” means, when applicable, with respect to any material event or occurrence, receipt by the Administrator (or the applicable Purchaser Agent) of written confirmation from each of Standard & Poor’s and Moody’s (and/or each other rating agency then rating the Notes of the applicable Conduit Purchaser) that such event or occurrence shall not cause the rating on the then outstanding Notes of any applicable Purchaser to be downgraded or withdrawn.
“Receivable” means any indebtedness and other obligations owed to any Originator, CB or the Seller or any right of the Seller, CB or any Originator to payment from or on behalf of an Obligor, or any right to reimbursement for funds paid or advanced by the Seller, CB or any Originator on behalf of an Obligor, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with (a) the sale of goods or the rendering of services or (b) the provision or use of equipment, facilities or software, and includes, without limitation, (i) the obligation to pay any finance charges, fees and other charges with respect thereto and (ii) amounts billed to the Obligor for such service or any other of the foregoing to be provided during the immediate subsequent billing period. Indebtedness and other obligations arising from any one transaction, including, without

“Specified Receivables” means Equipment Lease Receivables and CBTS Software Receivables, in each case until the conditions set forth in the respective definitions thereof are no longer applicable.
“Specified Regulation” means (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.
“Standard & Poor’s” means Standard & Poor’s~~, a division of The McGrawHill Companies, Inc~~ Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.
“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.
“Sub-Servicer” has the meaning set forth in Section 4.1(d) of this Agreement.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
“Tangible Net Worth” means, with respect to any Person, (i) the total assets of such Person, minus (ii) the total liabilities of such Person, minus (iii) the intangible assets of such Person, each as determined in accordance with GAAP.
“Taxes” means, with respect to any Person, any and all present or future taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic) under the laws of which such Person is organized.
“Termination Day” means each day that occurs on or after the Facility Termination Date and prior to the satisfaction, cure or waiver of the event(s) giving rise to such Facility Termination Date in accordance with this Agreement.
“Termination Event” has the meaning specified in Exhibit V to this Agreement.
“Total Reserves” means, at any time the sum of: (a) the Yield Reserve, plus (b) the greater of (i) the Minimum Reserve and (ii) the Loss Reserve plus the Dilution Reserve.

“Transaction Documents” means this Agreement, the Lock-Box Agreements, each Purchaser Group Fee Letter, the Sale Agreement, the Performance Guaranty, any intercreditor agreement relating to Non-Receivable Cash Deposits and all other certificates, instruments, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Transfer Supplement” has the meaning set forth in Section 6.3(c) of this Agreement.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unmatured Purchase and Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.
“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.
“Yield Period” means (a) with respect to any Portion of Capital funded by the issuance of Notes (or with respect to any Portion of Capital funded by Regions or PNC, as a Purchaser), (i) initially the period commencing on (and including) the date of the initial Purchase or funding of such Portion of Capital and ending on (but not including) the next occurring Settlement Date, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Yield Period for such Portion of Capital and ending on (but not including) the next occurring Settlement Date; and (b) with respect to any Portion of Capital not funded by the issuance of Notes (other than any Portion of Capital funded by Regions or PNC, as a Purchaser) (i) initially the period commencing on (and including) the date of the initial Purchase or funding of such Portion of Capital and ending such number of days later (including a period of one day) as the Seller shall select, and (ii) thereafter, each period commencing on the last day of the immediately preceding Yield Period for such Portion of Capital and ending such number of days later (including a period of one day) as the Seller shall select; provided, that
(i)any Yield Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Discount in respect of such Yield Period is computed by reference to the Euro-Rate or LMIR, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day;
(ii)in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a Purchase hereunder (other than a reinvestment), such Yield Period shall be the day of such Purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Seller for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller (provided that representatives of the Seller are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, upon reasonable prior written notice from the Administrator and the Purchaser Agents, permit certified public accountants or other auditors acceptable to the Administrator to conduct a review of its books and records with respect to the Pool Receivables; provided, however, that the Seller shall not be obligated to permit such examinations, visits or reviews under clauses (i) and (ii) above, together with any examinations, visits or reviews pursuant to Section 2(e) of this Exhibit IV, more than three times per year (commencing upon and including the Closing Date) during such time that no Termination Event has occurred and is continuing and the Seller shall not be obligated to pay or reimburse any Person for the expenses of more than one such examination or visit pursuant to clause (i) above (together with any examination or visit pursuant to Section 2(e)(i) of this Exhibit IV) per year (commencing upon and including the Closing Date) during such time that no Termination Event has occurred and is continuing.
(f)    Payments on Receivables, Accounts. The Seller will, and will cause each Originator to, instruct all Persons who are Obligors to deliver payments on the Pool Receivables (other than Specified Receivables) to a Lock-Box Account, except in the case of any Payment-on-Delivery Transactions and provided, that, the Seller may permit Obligors to make On-Site Payments notwithstanding such instructions. If any such payments or other Collections are received by the Seller or an Originator, including without limitation, any Collections received in connection with any Payment-on-Delivery Transactions and On-Site Payments, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within three Business Days after receipt) remit such funds into a Lock-Box Account (except in the case of Specified Receivables). Except as otherwise provided in this Agreement, the Seller will not permit the funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. Except as otherwise provided in this Agreement, the Seller will not, and will not permit the Servicer, any Originator or other Person to, commingle Collections or other funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance reasonably acceptable to the Administrator from any such new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), upon 30 days’ advance notice to the Administrator. Notwithstanding anything to the contrary in this Agreement, Non-Receivable Cash Deposits may be deposited in a Lock-Box Account ~~provided that the~~so long as the following conditions are met: (i) Seller (or the Servicer on its behalf) shall promptly (but in any event within two Business Days after such deposit) identify such Non-Receivable Cash Deposits and transfer such Non-Receivable Cash Deposits to an account other than a Lock-Box Account. and (ii) with respect to Non-Receivable Cash Deposits described in clause (a) of the definition thereof, (x) the Administrator shall have approved of such third party billing arrangement in writing and (y) if so requested by the Administrator, such third party, the Servicer, the Originator and/or the Seller (as specified by the Administrator) and the Administrator shall have entered into an intercreditor agreement, or other similar arrangement, reasonably acceptable to the Administrator.
(g)Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Pool Asset other than Permitted Adverse Claims, or assign any right to receive income in respect thereof.
(h)Extension or Amendment of Pool Receivables. Except as the Servicer is otherwise permitted in Section 4.2 of this Agreement, the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable (other than Specified Receivables), or amend, modify or waive any term or condition of any Contract related thereto, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Seller shall at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable (other than Specified Receivables) and the related Contract.
(i)Change in Business. The Seller will not (i) make any change in the character of its business, which change could impair the collectibility of any Pool Receivable or (ii) make any change in any Credit and Collection Policy that would reasonably be expected to materially adversely affect the collectibility of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Seller shall not make any written change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.
(j)Fundamental Changes. The Seller shall not, without the prior written consent of the Administrator and the Majority Purchaser Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be owned by any Person other than CB or an Affiliate thereof. The Seller shall provide the Administrator with at least 30 days’ prior written notice before making any change in the Seller’s name or location or making any other change in the Seller’s identity or structure that would impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrator and the Purchaser Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof. The Seller will also maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
(s)    Liquidity Coverage Ratio. The Seller has not, does not and will not (x) issue any obligations that (A) constitute asset-backed commercial paper, or (B) are securities required to be registered under the Securities Act of 1933 (the “33 Act”) or that may be offered for sale under Rule 144A or a similar exemption from registration under the 33 Act or the rules promulgated thereunder, or (y) issue any other debt obligations or equity interests other than the Company Notes and debt obligations substantially similar to the obligations of Seller under this Agreement that are (A) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the transfer restrictions set forth in this Agreement. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of CB for purposes of generally accepted accounting principles.
2.    Covenants of the Servicer. At all times from the date hereof until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the LC Participation Amount is cash collateralized in full or the date all other amounts then due and payable by the Seller or the Servicer under this Agreement to any Purchaser, any Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:
(a)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with generally accepted accounting principles as in effect in the appropriate jurisdiction, and the Servicer shall furnish to the Administrator and each Purchaser Agent:
(i)Annual Reporting. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of CB, annual audited financial statements of CB and subsidiaries certified by independent certified public accountants selected by CB, prepared pursuant to the rules and regulations of the Securities and Exchange Commission in accordance with accounting principles generally accepted in the United States of America, including a consolidated balance sheet as of the end of such period and the related consolidated statements of operations, shareowners’ equity (deficit) and comprehensive income (loss) and cash flows, in each case for the period then ended.
(ii)Quarterly Reporting. Promptly upon completion and in no event later than 60 days after the close of each of the first three financial quarters of each financial year of CB, unaudited financial statements of CB and subsidiaries certified by a designated financial officer of CB, prepared pursuant to the rules and regulations of the Securities and Exchange Commission in accordance with accounting principles generally accepted in the United States of America, including a condensed consolidated balance sheet of CB and subsidiaries as of the end of such period and the related condensed consolidated statements of operations and cash flows, in each case for the period then ended.
(iii)Compliance Certificates. Together with the annual report required above, a compliance certificate in the form of Annex F attached hereto, signed by its chief has occurred and is continuing and the Servicer shall not be obligated to pay or reimburse any Person for the expenses of more than one such examination or visit pursuant to clause (i) above (together with any examination or visit pursuant to Section 1(e)(i) of this Exhibit IV) per year (commencing upon and including the Closing Date) during such time that no Termination Event has occurred and is continuing.
(f)Payments on Receivables, Accounts. The Servicer will instruct all Persons who are Obligors to deliver payments on the Pool Receivables (other than Specified Receivables) to a Lock-Box Account, except in the case of any Payment-on-Delivery Transactions and provided, that, the Servicer may permit Obligors to make On-Site Payments notwithstanding such instructions. If any such payments or other Collections are received by the Servicer, including without limitation, any Collections received in connection with any Payment-on-Delivery Transactions and On-Site Payments, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within three Business Days after receipt) remit such funds into a Lock-Box Account (except in the case of Specified Receivables). Except as otherwise provided in this Agreement, the Servicer will not permit the funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Servicer will promptly identify such funds for segregation. Except as otherwise provided in this Agreement, the Servicer will not commingle Collections or other funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled with any other funds. The Servicer shall only add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance reasonably acceptable to the Administrator from any such new Lock-Box Bank. The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), upon 30 days’ advance notice to the Administrator. Notwithstanding anything to the contrary in this Agreement, Non-Receivable Cash Deposits may be deposited in a Lock-Box Account ~~provided that~~so long as the following conditions are met: (i) the Servicer shall promptly (but in any event within two Business Days after such deposit) identify such Non-Receivable Cash Deposits and transfer such Non-Receivable Cash Deposits to an account other than a Lock-Box Account and (ii) with respect to Non-Receivable Cash Deposits described in clause (a) of the definition thereof, (x) the Administrator shall have approved of such third party billing arrangement in writing and (y) if so requested by the Administrator, such third party, the Servicer, the Originator and/or the Seller (as specified by the Administrator) and the Administrator shall have entered into an intercreditor agreement, or other similar arrangement, reasonably acceptable to the Administrator.
(g)Extension or Amendment of Pool Receivables. Except as the Servicer is otherwise permitted in Section 4.2 of this Agreement, the Servicer will not extend, amend or otherwise modify the terms of any Pool Receivable (other than Specified Receivables), or amend, modify or waive any term or condition of any Contract related thereto, without the prior written consent of the Administrator and the Majority Purchaser Agents. The Servicer shall at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and of a debtor or excludes collateral of any such financing statements, except with respect to any Person that ceases to be an Originator, without the prior written consent of the Administrator.
(l)Anti-Money Laundering/International Trade Law Compliance. The Servicer will not become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (iii) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (iv) use the proceeds of any purchase to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each purchase will not be derived from any unlawful activity. The Servicer shall comply with all Anti-Terrorism Laws. The Servicer shall promptly notify the Administrator and each Purchaser Agent in writing upon the occurrence of a Reportable Compliance Event.
(m)Change in Master Services Agreement. The Servicer will (i) notify the Administrator and each Purchaser Agent in writing promptly upon (but in no event later than three Business Days after) any amendment, restatement or termination of the Master Services Agreement for Information Technology, dated as of September 11, 2009, between CBTS and the General Electric Company (as amended, restated, supplemented or otherwise modified from time to time, the “Master Services Agreement”) and (ii) furnish or cause to be furnished to the Administrator and each Purchaser Agent a copy of such amended or restated Master Services Agreement then in effect.
3.    Separate Existence. Each of the Seller and the Servicer hereby acknowledges that the Purchasers and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from CB, the Originators and their respective Affiliates. Therefore, from and after the date hereof, each of the Seller and the Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrator or any Purchaser Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of CB, any Originator, the Servicer and any other Person, and is not a division of CB, any Originator, the Servicer or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:
(a)    The Seller will be a limited liability company whose primary activities are restricted in its operating agreement to: (i) purchasing or otherwise acquiring from the Originators or CB, owning, holding, servicing, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool or for borrowing from banks, financial institutions or similar entities, (iii) to purchase, hold and sell common stock or similar equity interests (“Equity Investments”) and to exercise all voting rights and other incidents of ownership with respect to the Equity Investments, (iv) to use proceeds derived from sale or ownership of Pool Assets and Equity Investments as determined by the

SCHEDULE II
LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS
Bank Accounts

Financial Institutions	Account Number
~~Bank of Kentucky~~Branch Banking and Trust Company	~~XXXXXXX~~XXXXXXXXXXXXX
~~Bank of Kentucky~~Branch Banking and Trust Company	~~XXXXXXX~~XXXXXXXXXXXXX
PNC Bank, N.A.	XXXXXXXXXX
PNC Bank, N.A.	XXXXXXXXXX

Schedule II- 1